NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 07, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 23, 2022 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between Hoegh LNG Partners LP and Hoegh LNG Merger Sub LLC, a direct wholly owned subsidiary of Hoegh LNG Holdings Ltd., became effective on September 23, 2022. Each Common Unit representing Limited Partner Interests of Hoegh LNG Partners LP was converted into USD 9.25 in cash, without interest and less any applicable withholding taxes. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on September 26, 2022.